Exhibit 99.1

ACME UNITED CORPORATION                   NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

 FOR IMMEDIATE RELEASE   January 26, 2010

ACME UNITED CORPORATION ANNOUNCES NEW BANK FACILITY

FAIRFIELD, CONN. – January 26, 2010 – Acme United Corporation (NYSE AMEX:ACU) today announced that it has renewed its loan agreement with Wachovia Bank, N.A. The new two-year facility provides for borrowings up to $18 million at an interest rate of LIBOR plus 2%. The agreement expires on January 31, 2012.

This facility is intended to provide liquidity for growth, share repurchases, dividends, acquisitions, and other related business activities.

Walter C. Johnsen, Chairman and CEO said, “Acme United continues to generate strong sales, earnings, and cash flow.  During the past 12 months, the Company has repurchased 6% of its outstanding shares and reduced debt.”

He added that he is pleased to continue to have the support of Wachovia Bank, and looks forward to continuing to build Acme United through internal growth and acquisitions.

ACME UNITED CORPORATION is an innovative supplier of cutting devices, measuring instruments, and safety products for school, home, office, hardware and industrial use. Its leading brands include Westcott®, Clauss®, and PhysiciansCare ®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, and (iii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.